ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
713-369-0550

ALLIS-CHALMERS ENERGY REPORTS
THIRD QUARTER 2009 RESULTS

HOUSTON, TEXAS, November 3, 2009 - Allis-Chalmers Energy Inc. (NYSE: ALY) reported a net loss attributed to common stockholders for the third quarter of 2009 of $10.3 million, or $0.14 per diluted share, after preferred stock dividend, compared to net income of $12.3 million, or $0.35 per diluted share in the third quarter of 2008.  Revenues for the third quarter of 2009 decreased 32.7% to $120.0 million compared to $178.3 million for the third quarter of 2008.

Results for the third quarter of 2009 include $1.1 million of severance payments and a $500,000 addition to the allowance for bad debts.

Allis-Chalmers reported a net loss attributed to common stockholders for the first nine months of 2009 of $13.0 million, or $0.27 per diluted share, after preferred stock dividend, compared to net income of $30.9 million, or $0.87 per diluted share for the first nine months of 2008.  Revenues for the first nine months of 2009 decreased 23.6% to $377.6 million compared to $494.6 million for the first nine months of 2008.

Results for the first nine months of 2009 include a pre-tax gain of $26.4 million on debt extinguishment associated with the repurchase of $74.8 million of senior notes in June 2009 and non-routine and restructuring charges totaling $12.5 million.  These charges include a $4.1 million addition to the allowance for bad debts, $3.2 million in restructuring charges consisting of severance payments and the closing of certain yard locations, a $3.2 million non-cash loss on an asset disposition and inventory writedowns and $2.0 million of customer credits.

The decrease in revenues and net income in the third quarter and the first nine months of 2009, as compared to the third quarter and the first nine months of 2008, was due primarily to the drop in the U.S. rig count, equipment utilization and pricing.

Adjusted EBITDA was $20.6 million for the third quarter of 2009, compared to $48.3 million for the third quarter of 2008. For the first nine months of 2009 Adjusted EBITDA was $67.8 million compared to $136.9 million for the first nine months of 2008.  Adjusted EBITDA does not include the $26.4 million pre-tax gain on debt extinguishment in the second quarter of 2009 and certain non-routine and restructuring charges.  EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another. Additional information and a reconciliation of GAAP net income to EBITDA and Adjusted EBITDA are provided later in this release.

Weighted average shares of common stock outstanding on a diluted basis increased to 70.9 million for the third quarter of 2009 compared to 35.6 million for the third quarter of 2008.  For the nine month period ended September 30, 2009, weighted average shares of common stock outstanding on a diluted basis were 47.8 million compared to 35.5 million for the first nine months of 2008.

           Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “Our revenues and operating results improved modestly in the third quarter compared to the second quarter of 2009.  Total revenues increased in the quarter by $7.5 million, or 6.7%, compared to the second quarter of 2009.  Revenues for our Oilfield Services segment also increased sequentially by $2.4 million, or 8.2%, compared to the second quarter of this year.  While the domestic pricing environment remains very competitive, we have seen a slight increase in utilization in our Oilfield Services segment and are realizing the benefits from our cost reduction measures.  With the stabilization of the U.S. rig count and the financial markets we have begun to see the benefits of our strategy to: (1) redeploy assets and resources to the areas with the highest utilization rates and greatest growth potential such as the Haynesville, Marcellus and Eagle Ford shales; (2) increase market share and diversify our customer base through our new account management system and our emphasis on high technology products and services; and (3) reduce our workforce and close or scale back certain satellite locations.  As opportunities arise, we are also redeploying idle Rental and Oilfield Services assets to Brazil, Columbia, Mexico and the Middle East.”

Mr. Hidayatallah continued, “Our Drilling and Completion segment with operations in Argentina, Brazil and Bolivia has shown an improvement in day rates and revenues.  Revenues for this segment increased in the quarter by $8.5 million, or 12.5%, compared to the second quarter of 2009.  While we were successful during the quarter in increasing prices, it has been difficult to recoup rapidly increasing wages and other costs in their entirety in Argentina.  In October, we relocated two drilling rigs from Argentina to Brazil where our operations have performed above expectations.  In December, we expect to mobilize a 3000hp drilling rig from Argentina to begin a contract in Bolivia.  In an effort to reduce our costs and redeploy equipment elsewhere from Argentina we have reduced our workforce by approximately 100 people and incurred severance costs of $1.4 million over the past nine months.”

Segment Results for Third Quarter 2009

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Oilfield Services.   Revenues for our Oilfield Services segment were $31.9 million for the three months ended September 30, 2009; a decrease of 56.5% compared to $73.4 million in revenues for the three months ended September 30, 2008.  Income from operations decreased $18.0 million and resulted in a loss from operations of $4.2 million in the third quarter of 2009 compared to income from operations of $13.8 million in the third quarter of 2008.  Our Oilfield Services segment revenues and operating income for the third quarter of 2009 decreased compared to the third quarter of 2008 due to weak market conditions that resulted in reduced demand for our services and a significant deterioration in the pricing for our services.  Depreciation and amortization expense for the Oilfield Services segment increased by $2.0 million or 32.4% in the third quarter of 2009 compared to the third quarter of the previous year, due to capital expenditures completed during 2008, including six coiled tubing units delivered in the last half of 2008.  We have not realized the benefits of these capital expenditures due to decreased utilization and pricing of our equipment as a result of the decline in U.S. drilling activity.

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Drilling and Completion.   Revenues for the quarter ended September 30, 2009 for the Drilling and Completion segment were $76.3 million compared to $77.8 million in revenues for the quarter ended September 30, 2008.  Income from operations decreased to $5.5 million in the third quarter of 2009 compared to $11.3 million in the third quarter of 2008.  This reduction was due to: (1) reduced rig utilization and rig rates in Argentina; (2) increased labor and other costs in Argentina; (3) an increase of $1.8 million, or 47.4%, in depreciation and amortization; and (4) $1.1 million of severance costs during the three months ended September 30, 2009 related to workforce reductions in Argentina as a result of lower activity.  The increase in depreciation and amortization expense was the result of the addition of new rigs in Argentina and the acquisition of BCH in Brazil.  Our Drilling and Completion segment revenues for the third quarter of 2009 included $11.0 million of revenue generated from the acquisition of BCH at the end of 2008.

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Rental Services.  Revenues for the quarter ended September 30, 2009 for the Rental Services segment were $11.8 million, a decrease from $27.1 million in revenues for the quarter ended September 30, 2008.  Income from operations decreased to a $1.2 million operating loss in the third quarter of 2009 compared to $8.5 million operating income in the third quarter of 2008.  Our Rental Services segment revenues and operating income for the third quarter of 2009 decreased compared to the prior year primarily due to the decrease in utilization of our rental equipment and a more competitive pricing environment due to a decrease in drilling activity in the U.S.  In addition, depreciation and amortization expense for our Rental Services segment increased $582,000, or 8.7%, in the third quarter of 2009 compared to the third quarter of 2008 due to capital expenditures made during 2008.

Conference Call

Allis-Chalmers has scheduled a conference call to be held on Tuesday, November 3, 2009 at 10:00 am Eastern time, 9:00 am Central time.  The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website.  To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time.  The confirmation number is 25702911.  Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

http://web.meetme.net/r.aspx?p=1&a=70542570291157

A telephonic replay will be available through November 10, 2009 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 6022024.  The call will be available for replay through Allis-Chalmers’ website.

About Allis-Chalmers

Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company.  Allis-Chalmers provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services.  For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.

Forward-Looking Statements

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers' business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.

Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the "Risk Factors" section) and in our other SEC filings and publicly available documents.  We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation

This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization.  Allis-Chalmers defines EBITDA accordingly for the purposes of this press release.  We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business.  We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense.  However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP.  However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.  Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.

Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net income	(9.7)	12.3	(12.3)	30.9
Depreciation and amortization	20.9	16.7	61.8	48.5
Interest expense, net	10.7	10.7	37.4	32.1
Income taxes	(4.1)	6.1	(6.8)	17.9
EBITDA	$17.8	$45.8	$80.1	$129.4
Stock compensation expense (non-cash)	1.2	1.8	3.6	6.2
Non-cash asset gains and losses (1)	-	(0.2)	(23.2)	(0.2)
Increase to allowance for bad debts	0.5	0.9	4.1	1.5
Severance and restructure expenses	1.1	-	3.2	-
Adjusted EBITDA	$20.6	$48.3	$67.8	$136.9

(1) Includes gain on debt extinguishment of $26.4 million net of $3.2 million loss on asset disposition and inventory writedown in the first six months of 2009.

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$120,016	$178,265	$377,624	$494,582

Operating cost and expenses
Direct costs	90,763	116,921	281,136	319,761
Depreciation and amortization	20,893	16,628	61,819	48,542
Selling, general and administrative expense	11,430	15,849	40,595	46,162
Loss (gain) on asset dispositions	-	(166)	1,916	(166)
Total operating costs and expenses	123,086	149,232	385,466	414,299

Income (loss) from operations	(3,070)	29,033	(7,842)	80,283

Other income (expense)
Interest expense	(10,764)	(12,166)	(37,492)	(36,243)
Interest income	39	1,457	53	4,147
Gain on debt extinguishment	-	-	26,365	-
Other	37	115	(231)	591
Total other income (expense)	(10,688)	(10,594)	(11,305)	(31,505)

Net income (loss) before income taxes	(13,758)	18,439	(19,147)	48,778

Income benefit (expense)	4,108	(6,127)	6,802	(17,858)

Net income (loss)	(9,650)	12,312	(12,345)	30,920

Preferred stock dividend	(630)	-	(665)	-

Net income (loss) attributed to common stockholders	$(10,280)	$12,312	$(13,010)	$30,920

Net income (loss) per common share:
Basic	$(0.14)	$0.35	$(0.27)	$0.88
Diluted	$(0.14)	$0.35	$(0.27)	$0.87

Weighted average shares outstanding:
Basic	70,945	35,156	47,834	35,004
Diluted	70,945	35,551	47,834	35,455

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Cash and cash equivalents	$41,635	$6,866
Trade receivables, net	94,335	157,871
Inventories	35,197	39,087
Deferred income tax asset	4,839	6,176
Prepaid expenses and other	15,137	15,238
Total current assets	191,143	225,238

Property and equipment, net	756,211	760,990
Goodwill	41,982	43,273
Other intangible assets, net	33,813	37,371
Debt issuance costs, net	10,071	12,664
Deferred income tax asset	16,284	3,993
Other assets	26,965	31,522

Total assets	$1,076,469	$1,115,051

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$16,710	$14,617
Trade accounts payable	33,392	62,078
Accrued salaries, benefits and payroll taxes	21,420	20,192
Accrued interest	6,144	18,623
Accrued expenses	16,264	26,642
Total current liabilities	93,930	142,152

Deferred income tax liability	8,113	8,253
Long-term debt, net of current maturities	478,739	579,044
Other long-term liabilities	1,357	2,193
Total liabilities	582,139	731,642

Commitments and Contingencies

Stockholders' Equity
Preferred stock	34,183	-
Common stock	714	357
Capital in excess of par value	424,024	334,633
Retained earnings	35,409	48,419
Total stockholders' equity	494,330	383,409

Total liabilities and stockholders' equity	$1,076,469	$1,115,051

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Revenue
Oilfield Services	$31,904	$73,390	$105,827	$209,946
Drilling and Completion	76,299	77,761	223,237	210,640
Rental Services	11,813	27,114	48,560	73,996
	$120,016	$178,265	$377,624	$494,582
Operating income (loss)
Oilfield Services	$(4,211)	$13,831	$(15,701)	$40,218
Drilling and Completion	5,508	11,337	14,420	29,596
Rental Services	(1,218)	8,545	3,318	24,033
General corporate	(3,149)	(4,680)	(9,879)	(13,564)
	$(3,070)	$29,033	$(7,842)	$80,283
Depreciation and amortization
Oilfield Services	$8,077	$6,101	$22,825	$17,692
Drilling and Completion	5,462	3,706	16,182	10,283
Rental Services	7,281	6,699	22,580	20,163
General corporate	73	122	232	404
	$20,893	$16,628	$61,819	$48,542
Capital expenditures
Oilfield Services	$1,348	$11,782	$9,408	$35,599
Drilling and Completion	7,067	25,782	50,775	65,476
Rental Services	851	5,594	7,042	16,700
General corporate	7	14	41	60
	$9,273	$43,172	$67,266	$117,835